Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Janet Watson Secretary — Treasurer 417-625-5108 jwatson@empiredistrict.com

EMPIRE DISTRICT ELECTRIC COMPANY

ANNOUNCES STORM DAMAGE ESTIMATE

JOPLIN, MO — December 19, 2007 — Beginning on Sunday, December 9, a large portion of The Empire District Electric Company (NYSE:EDE) service area suffered substantial damage as the result of a major winter storm system that brought sleet and freezing rain.  Over the course of the three-day storm, approximately 65,000 customers, or nearly 40 percent of the Company’s electric customer base, lost service.  As of this evening, we expect service to be restored to all customers who are able to receive it.

Property damage and reconstruction costs are currently estimated at approximately $15 million.  The allocation of costs associated with the storm is not yet finalized, but Empire expects a significant portion of those expenditures to be capitalized.  The impact on earnings per share for the fourth quarter of 2007 is likely to be material.  The recovery of these costs is an issue that will be addressed in future rate cases.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma and Arkansas.  The Company also provides fiber optic and internet services.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

  THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com